Exhibit 1.1
AMENDED CERTIFICATE OF INCORPORATION
OF
ALLIED SYSTEMS HOLDINGS, INC.
     FIRST. The name of the corporation is Allied Systems Holdings, Inc.
     SECOND. The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is The Corporation Trust Company.
     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH. The Corporation shall have authority to issue one class of Common Stock and one class of Preferred Stock. The Corporation may issue 100,000,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”). The Corporation may issue 10,000,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”).
     The Preferred Stock may be issued from time to time in one or more series. The board of directors of the Corporation (the “Board of Directors”) is hereby authorized to provide by resolution for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as “Preferred Stock Designation”), setting forth such resolution, to establish by resolution from time to time the number of shares to be included in each such series, and to fix by resolution the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
          (a) the designation of the series, which may be by distinguishing number, letter or title;
          (b) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);
          (c) the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;
          (d) dates on which dividends, if any, shall be payable;
          (e) the redemption rights and price or prices, if any, for shares of the series;

          (f) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;
          (g) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
          (h) whether the shares of the series shall be convertible into, or exchangeable, or redeemable for, shares of any other series or any other security of the Corporation or any other corporation, and, if so, the specification of such other series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates on which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;
          (i) the voting rights, if any, of the holders of shares of the series generally or upon specified events; and
          (j) any other rights, powers and preferences of such shares as are permitted by law.
     The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may otherwise be provided in this Amended Certificate of Incorporation, in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders and shall not have cumulative voting rights.
     The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.
     FIFTH. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
     SIXTH. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. The Board of Directors shall have that number of directors from time to time fixed pursuant to a resolution adopted by a majority of the Board of Directors.
     SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter and repeal the Bylaws of the Corporation.

     Except as otherwise provided in this Amended Certificate of Incorporation or the Bylaws of the Corporation, and in addition to any other vote required by law, the affirmative vote of the holders of not less than a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote (the “Voting Stock”), voting together as a single class, shall be the only vote required in order for stockholders to alter, amend or repeal any provision of the Bylaws of the Corporation.
     EIGHTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. If the General Corporation Law of the State of Delaware is amended after the effective date of this Amended Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.
     Any amendment, modification or repeal of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation hereunder with respect to any act or omission occurring prior to the time of such amendment, modification or repeal.
     NINTH. (a) Certain Acknowledgments. In recognition and anticipation (i) that the Corporation will not be a wholly owned subsidiary of Yucaipa American Alliance Fund I, LP or Yucaipa American Alliance (Parallel) Fund I, LP (collectively, the “Yucaipa Entities”) and that any of the Yucaipa Entities or Affiliated Companies (as defined below) thereof may be controlling or significant stockholders of the Corporation, (ii) that directors, officers and/or employees of any of the Yucaipa Entities or of Affiliated Companies thereof may serve as directors and/or officers of the Corporation, (iii) that any of the Yucaipa Entities and Affiliated Companies thereof may engage (and are expected to continue to engage) in the same, similar or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (iv) that any of the Yucaipa Entities and Affiliated Companies thereof may have an interest in the same areas of corporate opportunity as the Corporation and Affiliated Companies thereof, (v) that any of the Yucaipa Entities and Affiliated Companies thereof may engage in material business transactions with the Corporation and Affiliated Companies thereof, and that any of the Yucaipa Entities and/or the Corporation may benefit therefrom, and (vi) that, as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and duties of the Corporation and of any of the Yucaipa Entities and Affiliated Companies thereof, and the duties of any directors or officers of the Corporation who are also directors, officers or employees of any of the Yucaipa Entities or of Affiliated Companies thereof, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Corporation and Affiliated Companies thereof, on the one hand, and any of the Yucaipa Entities and Affiliated Companies thereof, on the other hand, and in recognition of the benefits to be derived by the Corporation through its continual contractual, corporate and business relations with any of the Yucaipa Entities and Affiliated Companies thereof (including possible service of officers and directors of any of the Yucaipa Entities and Affiliated Companies thereof as officers and directors of the

Corporation), the provisions of this Article NINTH shall to the fullest extent permitted by law regulate and define the conduct of certain of the business and affairs of the Corporation in relation to any of the Yucaipa Entities and Affiliated Companies thereof and the conduct of certain affairs of the Corporation as they may involve any of the Yucaipa Entities, any Affiliated Companies thereof and its officers and directors, and the power, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. Any person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article NINTH.
          (b) Certain Agreements and Transactions Permitted; Certain Fiduciary Duties of Certain Stockholders, Directors and Officers. The Corporation may from time to time enter into and perform, and cause or permit any Affiliated Company of the Corporation to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with any of the Yucaipa Entities or Affiliated Companies thereof pursuant to which the Corporation or an Affiliated Company thereof, on the one hand, and any Yucaipa Entity or an Affiliated Company thereof, on the other hand, agree to engage in transactions of any kind or nature with each other or with Affiliated Companies thereof and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers, stockholders, employees and agents (including any who are directors, officers, stockholders, employees or agents of both) to allocate opportunities between or to refer opportunities to each other. Subject to Section (d) of this Article NINTH, no such agreement, or the performance thereof by the Corporation or any of the Yucaipa Entities, or any Affiliated Company thereof, shall to the fullest extent permitted by law be considered contrary to (i) any fiduciary duty that any of the Yucaipa Entities or any Affiliated Company thereof may owe to the Corporation or any Affiliated Company thereof or to any stockholder or other owner of an equity interest in the Corporation or an Affiliated Company thereof by reason of any of the Yucaipa Entities or any Affiliated Company thereof being a controlling or significant stockholder of the Corporation or of any Affiliated Company or participating in the control of the Corporation or of any Affiliated Company thereof or (ii) any fiduciary duty of any director or officer of the Corporation or of any Affiliated Company thereof who is also a director, officer, employee or agent of any of the Yucaipa Entities or any Affiliated Company thereof to the Corporation or such Affiliated Company, or to any stockholder thereof. Subject to Section (d) of this Article NINTH, to the fullest extent permitted by law, none of the Yucaipa Entities nor any Affiliated Company thereof, as a stockholder of the Corporation or any Affiliated Company thereof, or participant in control of the Corporation or any Affiliated Company thereof, shall have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above and no director, officer, stockholder, employee or agent of the Corporation who is also a director, officer, stockholder, employee or agent of any of the Yucaipa Entities or any Affiliated Company thereof shall have or be under any fiduciary duty to the Corporation or any Affiliated Company thereof, to refrain from acting on behalf of the Corporation or any Affiliated Company thereof or of any of the Yucaipa Entities or any Affiliated Company thereof in respect of any such agreement or transaction or performing any such agreement in accordance with its terms. The Corporation renounces any interest or expectancy of the Corporation or Affiliated Companies thereof in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Corporation or its directors, officers, stockholders, employees, agents or

Affiliated Companies, even if the opportunity is one that the Corporation or Affiliated Companies thereof might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so.
          (c) Similar Activities or Lines of Business. Except as otherwise agreed in writing between the Corporation and any of the Yucaipa Entities, the Yucaipa Entities and any Affiliated Company thereof shall to the fullest extent permitted by law have no duty to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation and any Affiliated Company thereof and (ii) doing business with any client, customer or vendor of the Corporation or any Affiliated Company thereof, and no Yucaipa Entity nor any officer, director, employee or Affiliated Company thereof (except as provided in subsection (d) below) shall to the fullest extent permitted by law be deemed to have breached its or his or her fiduciary duties, if any, to the Corporation solely by reason of any of the Yucaipa Entities or any Affiliated Company engaging in any such activity. Neither the Corporation, any Affiliated Company nor any of their respective stockholders shall have any rights in or to any of the activities described in the foregoing sentence or the income or profits derived therefrom. In the event that any Yucaipa Entity or an Affiliated Company acquires knowledge of a potential transaction or matter which may be a corporate opportunity for any of the Yucaipa Entities, an Affiliated Company thereof and the Corporation or an Affiliated Company thereof, the Yucaipa Entity and its Affiliated Company shall to the fullest extent permitted by law have no duty to communicate or offer such corporate opportunity to the Corporation or any Affiliated Company thereof and shall not to the fullest extent permitted by law be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that any of the Yucaipa Entities or any Affiliated Company thereof acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or otherwise does not communicate information regarding such corporate opportunity to the Corporation or any Affiliated Company thereof.
          (d) Duties of Directors and Officers of the Corporation. In the event that a director or officer of the Corporation who is also a director, officer or employee of any Yucaipa Entity or an Affiliated Company acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation or an Affiliated Company thereof or, any Yucaipa Entity or an Affiliated Company thereof, such director or officer shall to the fullest extent permitted by law have fully satisfied and fulfilled his or her fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company thereof, if such director or officer acts in a manner consistent with the following policy: a corporate opportunity offered to any person who is an officer or director of the Corporation, and who is also an officer, director or employee of any of the Yucaipa Entities or an Affiliated Company thereof, shall belong to the Yucaipa Entities or an Affiliated Company thereof, unless such opportunity was expressly offered to such person in writing and solely in his or her capacity as a director or officer of the Corporation.
          (e) Certain Definitions. For purposes of this Article NINTH and TENTH, “Affiliated Company” shall mean in respect of the Yucaipa Entities any entity which is controlled by any of the Yucaipa Entities, controls any of the Yucaipa Entities or is under common control with any of the Yucaipa Entities (other than the Corporation and any entity that is controlled by the Corporation) and in respect of the Corporation shall mean any entity controlled by the Corporation. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such entity through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for so long as the Yucaipa Entities directly or indirectly own more than fifty percent (50%) of the capital stock of Performance Logistics Group, Inc., a Delaware corporation, such corporation shall be considered an Affiliated Company of the Yucaipa Entities for purposes of this Article NINTH and TENTH.
     TENTH. (a) Affiliate Transactions. Until May 29, 2009, or such earlier date as provided in Section (c) of this Article TENTH, the vote or consent of at least a Supermajority (as defined below) of either the Common Stock or the Voting Stock of the Corporation is required in order to effect the following:
          (1) a merger or consolidation of the Corporation or a Material Subsidiary (as defined below) with or into any of the Yucaipa Entities or any of their Affiliated Companies;
          (2) the sale, lease, license or other transfer of all or substantially all of the properties and assets of the Corporation and its subsidiaries (taken as a whole on a consolidated basis as of the most recently completed fiscal year of the Corporation) or of a Material Subsidiary and its subsidiaries (taken as a whole on a consolidated basis as of the most recently completed fiscal year of the Corporation) to one or more of the Yucaipa Entities or one or more of their Affiliated Companies, whether in one transaction or in a series of transactions;
          (3) the sale by the Corporation or any subsidiary of the Corporation of capital stock of the Corporation or such subsidiary or of securities convertible by their terms into such capital stock, to any of the Yucaipa Entities or any of their Affiliated Companies where the aggregate consideration paid by the Yucaipa Entities or their Affiliated Companies for such capital stock or convertible securities in any consecutive one hundred and eighty (180) day period exceeds twenty-five million dollars ($25,000,000) or, prior to May 29, 2009, exceeds one hundred million dollars ($100,000,000) in the aggregate; and
          (4) any amendment to the provisions set forth in this Article TENTH.
          (b) Certain Definitions. For purposes of this Article TENTH, a “Supermajority” of the Common Stock of the Corporation shall mean a percentage equal to (1) the percentage (as of the record date for any applicable vote or consent) of the Common Stock owned or held by the Yucaipa Entities together with their Affiliated Companies, plus (2) seven percent (7%). For purposes of this Article TENTH, a “Supermajority” of the Voting Stock of the Corporation shall mean a percentage equal to (1) if the voting rights (on an as converted basis or otherwise) of any outstanding Preferred Stock owned or held by the Yucaipa Entities and their Affiliated Companies is not materially disproportionate to the voting rights of the Common Stock, the percentage (as of the record date for any applicable vote or consent) of the Voting Stock (instead of Common Stock) owned or held by the Yucaipa Entities together with their Affiliated Companies, plus (2) seven percent (7%). For purposes of this Article TENTH, “Material Subsidiary” shall mean any subsidiary of the Corporation (i) the assets of which exceed twenty percent (20%) of the total assets of the Corporation and its subsidiaries taken as a whole on a consolidated basis as of the end of the most recently completed fiscal year of the Corporation or (ii) that generated revenues which exceeded twenty percent (20%) of the total revenues of the Corporation and its subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year of the Corporation. For the avoidance of doubt, for so long as the Corporation directly or indirectly owns more than fifty percent (50%) of the capital stock of Allied Systems (Canada) Company, such entity shall be considered a Material Subsidiary for purpose of this Article TENTH.
          (c) Termination of Restrictions. On and after the earlier of May 29, 2009 or such date as the Yucaipa Entities and their Affiliated Companies own or hold in the aggregate either (1) seventy-five percent (75%) or more of the Common Stock of the Corporation or (2) if the voting rights (on an as converted basis or otherwise) of any outstanding Preferred Stock owned or held by the Yucaipa Entities and their Affiliated Companies are not materially disproportionate to the per share voting rights of the Common Stock, then seventy-five percent (75%) or more of the Voting Stock of the Corporation, the requirements of Section (a) of this Article TENTH shall be void and no longer given effect and the vote or consent of a Supermajority of the capital stock of the Corporation (voting together as a single class) shall no longer be required in order to effect any of the actions described in Section (a) of this Article TENTH.
     ELEVENTH. The Corporation shall not issue any nonvoting equity securities to the extent prohibited by section 1123(a)(6) of title 11 of the United States Code (the “Bankruptcy Code”) as in effect on the date of the filing of this Amended Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that this Article ELEVENTH (i) will have no further force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with such applicable law as from time to time may be in effect.
     TWELFTH. (a) No Transfers in Violation of This Article TWELFTH. Any attempted Transfer (as defined below) of Common Stock that is not in compliance with this Article TWELFTH shall be void and shall not be recognized or registered by the Corporation, and the proposed Transferee shall not be treated as the owner of such Common Stock. Notwithstanding the foregoing, to the extent any such Transfer is effected or purported to have been effected and is not in compliance with this Article TWELFTH, the Corporation shall have the option to redeem, out of lawfully available funds therefor, any or all of the Common Stock Transferred (or purported to be Transferred) on such terms and subject to such conditions determined by the Board of Directors in its sole discretion. Any holder of Common Stock, however acquired, shall be deemed to have notice of and to have consented to the provisions of this Article TWELFTH.
          (b) Prohibited Transfers. No holder of Common Stock shall Transfer any Common Stock to any person or entity, nor shall the Corporation issue, sell or otherwise Transfer any Common Stock to any person or entity, if, at the time of such Transfer, the Corporation has more than 290 holders of record (as such concept is understood for purposes of

Section 12(g) of the Securities Exchange Act of 1934, as amended, or any relevant rules promulgated thereunder (the “Exchange Act”)), or if the Corporation reasonably determines that such Transfer would, if effected, result in the Corporation having more than 290 holders of record. The limitations set forth in the immediately preceding sentence shall not prohibit: (1) a Transfer by a holder of Common Stock to another person or entity that, immediately prior to the Transfer, is a holder of record of Common Stock, (2) a Transfer by a holder of Common Stock to the Corporation, (3) a Transfer by the Corporation to a person or entity that, immediately prior to the Transfer, is a holder of record of Common Stock, (4) a Transfer of all Common Stock owned by the proposed transferor to a single person or entity who is treated as a single record holder under the Exchange Act, or (5) a Transfer so long as after giving effect to such Transfer the Corporation has no more than 290 holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act).
          (c) Termination of Restrictions. Section (a) and Section (b) of this Article TWELFTH shall be void and no longer given effect and the restrictions on Transfer therein shall no longer be in effect on and after the earlier of: (1) such time as the Corporation determines that it has more than 500 holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act) of Common Stock, (2) only if the Corporation has not filed a Form 15 deregistering the Common Stock under the Exchange Act, November 30, 2007, (3) the listing of the Common Stock on the New York Stock Exchange, NASDAQ or AMEX, (4) the consummation of a sale of capital stock of the Corporation in an underwritten public offering registered under the Securities Act of 1933, as amended, with gross proceeds to the Corporation or the Selling Stockholders of not less than forty million dollars ($40,000,000) or (5) on the fifth business day following the Corporation’s receipt of written notice from any of the Yucaipa Entities or Affiliated Companies thereof, that they have determined, in their sole and absolute discretion, that the requirements of Section (a) and Section (b) of this Article TWELFTH shall be void and no longer given effect. Upon the Corporation’s determination that it has greater than 500 holders of record of Common Stock, the Corporation shall notify the record holders of Common Stock of such determination, but the failure of the Corporation to provide such notice shall not be a condition to the termination of the restrictions set forth in Section (a) and (b) of this Article TWELFTH. Notwithstanding the immediately preceding sentence, if Section (a) and Section (b) of this Article TWELFTH are made void and not effective pursuant to Section (c)(1) of this Article TWELFTH, and the Corporation later determines that it has less than 300 holders of record, then Section (a) and Section (b) of Article TWELFTH may be reinstated and again made effective and binding on all holders of Common Stock if and at such time as the Corporation provides written notice to at least a majority of the holders of record of Common Stock (other than the Yucaipa Entities) that such sections have been reinstated and are again effective.
          (d) Certain Definitions. For purposes of this Article TWELFTH, “Transfer” means any transfer, donation, bequest, sale, assignment or other disposal or attempted disposal (including, without limitation, by way of merger, operation of law, pursuant to any domestic relations or other court order, whether with or without consideration and whether voluntarily or involuntarily or by operation of law). “Transferred” means the accomplishment of a Transfer, and “Transferee” means the recipient of a Transfer.

     THIRTEENTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.
     FOURTEENTH. The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.
     FIFTEENTH. Other than the voting requirements set forth in Article TENTH of this Amended Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Amended Certificate of Incorporation.

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